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                                                                   EXHIBIT 10.10


                     RESTATED OPERATING AGREEMENT FOR THE
                     MONT BELVIEU FRACTIONATION FACILITIES
                            CHAMBERS COUNTY, TEXAS

        THIS AGREEMENT, made and entered into as of July 17, 1985, but effective as of January 1, 1985, by and between Enterprise Products Company, a Texas corporation ("Enterprise"), Texaco Producing Inc., a Delaware corporation ("Texaco"), El Paso Hydrocarbons Company, a Texas corporation ("El Paso"), and Champlin Petroleum Company, a Delaware corporation, ("Champlin"):

                             W I T N E S S E T H:

        WHEREAS, the Owners collectively own certain facilities in Chambers County, Texas, capable of fractionating certain products from a mixed natural gas liquids stream; and

        WHEREAS, the Owners desire to restate, in its entirety, the Operating Agreement dated March 5, 1982, between Enterprise Products Company and Texaco Producing Inc., successor in interest to Getty Oil Company, relating to the operation of such fractionation facilities;

        NOW, THEREFORE, in consideration of the premises, the undersigned do hereby covenant and agree as follows:


                                  ARTICLE I.
                                  DEFINITIONS

        1.1 Definitions. The following definitions of terms shall apply for all purposes of this Agreement, including the preambles and exhibits, unless the context otherwise clearly requires:

        "Accounting Procedure" means the accounting procedures set forth in Exhibit "A".

        "Affiliate" means, as to the party specified, any Person controlling, controlled by or under common control with such party, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, or otherwise.

        "Agreement" means this Restated Operating Agreement for the Mont Belvieu Fractionation Facilities, Chambers County, Texas.

        "Capital Expenditures" means all expenditures, costs and expenses made or incurred by Operator for enlargements or additions to the Facilities and for any other acquisitions or



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improvements thereto of a capital nature; including without limitation, capital leases.

        "Champlin" means Champlin Petroleum Company, a Delaware corporation.

        "Constructive Trust" means the legal concept under which the net revenues due to the Owners shall at all time be and remain the property of the Owners and under which the Operator shall claim no interest which the Operator may have. In the event that Operator becomes insolvent, subject to a receivership, assignment for the benefit of creditors, or an Order for Relief under the Bankruptcy Code of 1978, the term "Constructive Trust" shall be construed to include a provision for release of the net revenues to the Owners upon the obtaining of any required Court approvals.

        "El Paso" means El Paso Hydrocarbons Company, a Texas corporation.

        "Enterprise" means Enterprise Products Company, a Texas corporation.

        "Facilities" means the West Texas Fractionator and the Seminole Fractionator (including the Texas Facilities), and includes all tanks, machinery, equipment, fixtures, appliances, pipes, valves, fittings and material of any nature whatsoever, all buildings and structures of any kind whatsoever and any and all appurtenances thereto located on the Site, which are necessary for the operation of the Facilities, together with all alterations, additions, enlargements, revisions, substitutions or replacements of any kind as may be hereafter made pursuant to the terms of this Agreement, contract rights, intangible rights, and including the fee estate in the Site and all easements, servitudes, permits or grants required for the operation of the Facilities regardless of location.

        "Fractionation Agreement" means an agreement substantially in the form of Exhibit "B" hereto entered into pursuant to the terms of this Agreement by Operator, on behalf of all Owners, with a Producer whereby Raw Make is fractionated in the Facilities.

        "U. S. Gallon" shall mean a volume of liquid measured at 60(degrees) Fahrenheit equal to 231 cubic inches.

        "Month" shall mean a period of time commencing 7:00 a.m. local time on the first day of any calendar month and ending at 7:00 a.m. local time on the first day of the next succeeding calendar month.

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        "Mont Belvieu Associates" shall mean a Texas general partnership. The partners, each of whom will have a 50% interest in the partnership, will be Tenneco Oil Company and Enterprise Products Company.

        "Operating Expenses" means all expenditures, costs or expenses accumulated monthly other than Capital Expenditures and other than those due to casualty losses in excess of $25,000 for any single occurrence.

        "Operation" or "Operations" means all operations conducted by the Operator pursuant to this Agreement for or on account of the operation, maintenance, expansion or alteration of the Facilities.

        "Operator" means Enterprise or any successor to Enterprise selected by the Owners to operate the Facilities in accordance with the terms of this Agreement.

        "Owners" means the parties to this Agreement who own an interest in the Facilities, the assignees or successors, who are subject to the terms and conditions of this Agreement.

        "Ownership Interests" means the ownership interests of each of the Owners in the Facilities, as set forth on Exhibit "C" hereto.

        "Person" means any natural person, corporation, company, partnership, joint venture, association, joint-stock company, trust, foundation, fund, institution, society, union, club or other group organized for any purpose, whether incorporated or not, wherever located and of whatever citizenship; or any receiver, trustee in bankruptcy or similar official or any liquidating agent for any of the foregoing in his or her capacity as such.

        "Producer" means any Person who has entered into a Fractionation Agreement with Operator to have Raw Make fractionated in the Facilities.

        "Raw Make" means the mixture of the liquid hydrocarbons received on the inlet side of the Facilities and owned or controlled by any Producer.

        "Site" means [legal description of land; reference metes and bounds; Exhibit D].

        "Specification Natural Gas Liquids Products" or "Products" means ethane, propane, normal butane, iso-butane and natural gasoline meeting the specifications set forth in Exhibit "E" attached hereto.

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        "Tenneco" means Tenneco Oil Company, a Delaware corporation.

        "Texaco" means Texaco Producing Inc., a Delaware corporation, which is the successor in interest to Getty Oil Company.

        "Texaco Facilities" means those components of the Seminole Fractionator and related facilities set forth in Exhibit "F" hereto which are wholly owned by Texaco.

                                  ARTICLE II.
                     OWNERSHIP AND EXPANSION OF FACILITIES

        2.1 Initial Ownership Interests. The initial ownership of each Owner is set forth in Exhibit "C".

        2.2 (a) Capital Expenditures and Expansion. Any Owner may request an expansion or modification of the Facilities at any time by giving written notice to all of the other Owners, which written notice shall specifically describe the proposed expansion or modification and reasonable justification thereof, shall contain an estimate of the total cost thereof, and shall contain a proposed method for computing revenues or cost savings therefrom. Within thirty (30) days of such notice, the Owners shall meet to discuss the proposed expansion and the proposed method for computing revenues, cost savings and tax matters. The proposed method for handling revenues, cost savings and tax matters shall require approval by seventy-five percent (75%) of the Ownership Interests. The proposed method shall provide for commitment of natural gas liquid mixtures in addition to the commitments set forth in Section 5.4 herein. Any Owner electing not to participate in the proposed expansion shall have the right, but not an obligation, to commit for additional volumes of natural gas liquid mixtures in addition to those volumes set forth in Section 5.4. Within ninety (90) days of receipt of such notice, each Owner electing to participate in such proposed expansion (a "Participating Owner") shall so notify all of the other Owners in writing. Failure to so notify the other Owners in writing within such ninety day period shall be deemed an election not to participate in the proposed expansion.

        (b) Operator shall prepare plans and specifications for the proposed expansion or modification and shall submit such plans and specifications to the Participating Owners for approval. After the plans and specifications have been unanimously approved by the Participating Owners, Operator shall invite and receive bids on behalf of the Participating Owners

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from not less than three (3) contractors, all of whom shall be acceptable to the
Participating Owners. After all bids are received, the Participating Owners shall unanimously agree which bid, if any, is to be accepted. Operator shall prepare a form of construction contract and submit same to the Participating Owners for unanimous approval. After the form of the construction contract has been unanimously approved by all of the Participating Owners, then Operator, acting for and on behalf of the Participating Owners, shall execute a construction contract with the contractor which has been selected on those terms and shall supervise the construction of the proposed expansion so that such expansion is constructed in a good and workmanlike manner using high quality materials and equipment throughout.

        (c) Each Participating Owner shall bear a percentage of the total cost of the expansion or modification of the Facilities equal to such Participating Owner's Ownership Interest, divided by the aggregate of the Ownership Interests of all Participating Owners.

        2.3 Recovery of Capital Expenditures. Upon completion of an expansion or modification of the Facilities pursuant to Section 2.2(a) of this Article II, the Participating Owner(s) shall be entitled to incremental revenues as set forth in the formula approved in 2.2(a) above until such Owner(s) shall have recovered three hundred percent (300%) of the expenditure pursuant to the formula before non-Participating Owners share in the benefits realized from the expenditure. This will be deemed to be a special allocation for tax purposes.

                                 ARTICLE III.
                 APPOINTMENT AND RESPONSIBILITIES OF OPERATOR

        3.1 Appointment of Operator. Each Owner appoints Enterprise as Operator to operate the Facilities and, subject to the provisions of this Agreement, Enterprise, as Operator, shall have the right and duty to operate the Facilities in good and workmanlike manner and pursuant to standard industry practices, and when operational or managerial questions arising hereunder are to be resolved and determinations or authorizations of a substantive nature are to be made which require the Owners' consent, as herein provided in Article IV, Section 4.3, Operator shall be bound to follow the decisions, determinations, and authorizations of the Owners.

        3.2 Specific Duties of Operator. Operator shall specifically perform the following acts:

        (a) Operator shall consult freely with the Owners concerning Operation of the Facilities and keep the Owners informed of all matters arising during the Operation of the

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Facilities.

        (b) Supervise all operations for the receipt and fractionation of Raw Make and delivery of Products and supervise all acts necessary to the complete performance of Fractionation Agreements entered into with Producers and the other contracts and agreements related thereto. The Operator shall have the right and duty to act in accordance with industry standards of what a prudent operator would do under the same or similar circumstances.

        (c) Supervise the purchase and use of all material and supplies in connection with the Operation of the Facilities and the other contracts and agreements related thereto. Submit copies of all new material contracts including easements, servitudes and other contracts having an aggregate value in excess of $75,000, to the Owners.

        (d) Promptly pay and discharge all Operating Expenses incurred taking advantage of trade and cash discounts where available, in the Operation of the Facilities, or pursuant to this Agreement.

        (e) Establish a separate bank account through which all revenues and advance payment shall be collected. All funds in such separate bank account will be deemed to be held in Constructive Trust for the benefit of all of the Owners and to be applied as set forth in this Agreement. At no time shall Operator commingle the plant accounts with Operator's personal funds, nor shall such funds be subject to the liens, encumbrances or claims of any kind by the Operator's personal creditors.

        (f) Pay wages and salaries of the Facilities' personnel. The number of the Facilities' employees, the selection of such employees, their hours of labor and the compensation to be paid such employees shall be determined by Operator, and all such employees shall be employees of Operator or of Operator's agent and contractors.

        (g) Keep an accurate and itemized record of the account of the Owners, of all items of expense and all revenues and of all operations of the Facilities in accordance with the Accounting Procedures, and report all expenditures made or incurred during the preceding month, together with any reasonable information required by the Owners relating to said account or Operations of the Facilities; and extend to each Owner the right and opportunity in accordance with the Accounting Procedure to examine and inspect all books and records relating to Operations of the Facilities.

        (h) Keep all real property and all personal property and equipment of the Owners free and clear of all liens, encumbrances and any claims arising out of Operations hereunder;

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provided that Operator shall have the authority to grant servitudes when required for public utilities or for the procurement of necessary utility services for the Facilities.

        (i) Abide by and conform to all valid applicable laws, orders, rules and regulations made by duly constituted governmental authorities including, without limitation, Environmental Protection Agency regulations. Make all necessary reports to governmental authorities (including tax renditions and returns), secure all necessary licenses and permits, and pay all valid applicable excise taxes and fees levied upon the Facilities or in connection with the Facilities' operation and which are not required to be paid individually by Owners under other provisions of this Agreement.

        (j) Furnish to each Owner for its review prior to October 1 a forecast and prior to January 1 of each year a proposed budget for the next calendar year setting forth the anticipated Raw Make throughput of the Facilities, together with the associated revenues, and the anticipated Operating Expenses for the year. This proposed budget shall set forth projected items on a monthly basis and shall include all forecasted charges for support facilities which are essential for operation of the Facilities and for honoring the obligations of the Fractionation Agreements. This proposed budget shall require the approval of at least three (3) Owners and having among them at least fifty-one percent (51%) of the total Ownership before it becomes the budget for the ensuing year.

        Operator shall not deviate from the approved budget for any calendar year by more than fifteen (15) percent without submitting a written budget amendment for approval of the Owners as required in the previous paragraph. It is particularly provided that the prior approval of the Owners shall not be a prerequisite to action by the Operator in case of fire, explosion, flood, hurricane or other emergency including start-up of the new facilities in connection with which the securing of such approval would, in the opinion of the Operator, tend to jeopardize the interests of the parties hereto.

        (k) Furnish each Owner prior to October 1 of each year an estimate of Capital Expenditures and prior to January 1 of each year a proposed Budget of anticipated Capital Expenditures for the next calendar year. This proposed budget shall be subject to the review and approval of at least three (3) Owners and having among them at least fifty-one percent (51%) of the total Ownership. Operator shall not make any one unbudgeted capital expenditure of $75,000 or more nor any one budgeted capital expenditure of $150,000 or more without first having secured the approval of the Owners as aforesaid.

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        (l)  Operator shall furnish Owners on or before the fifteenth (15th) day of each month a report of Operations for the preceeding month which shall include, without limitation, the following:

                (1)  The volume and composition of Raw Make fractionated;

                (2) The volume of Products produced and treated by the Facilities; and

                (3)  Overages and shortages of Products on a monthly basis.

        (m) Supervise all other matters necessary for the full accomplishment of the purpose of this Agreement.

        3.3 Discharge or Resignation of Operator. Operator or any successor operator shall resign its position as Operator and its powers, rights and duties shall be terminated in the event Operator: (a) is adjudicated a bankrupt; (b) files a voluntary petition in bankruptcy or becomes subject to an Order for Relief under any Chapter of the Bankruptcy Code of 1978; (c) makes a general assignment for the benefit of its creditors; (d) has a receiver appointed for Operator's Ownership interests; (e) admits its inability to pay its debts as they mature; (f) commits an act or omission which would constitute a material breach of this Agreement; (g) or by an affirmative vote of a majority of the Ownership Interest including at least three (3) Owners. Such resignation shall take place within five (5) days after any event described above occurs, and failure to do so shall be deemed a material breach of this Agreement. Operator may resign as Operator by giving at least one year's advance written notice to the Owners. In any of the above events, a successor Operator may be elected by the Owners in accordance with the voting provisions of Article IV hereof.

                                  ARTICLE IV.
                                   MEETINGS

        4.1 Meetings. The Owners shall hold such meetings as may be called from time to time by Operator. Operator shall call a meeting whenever requested to do so by any Owner or Owners having at least twenty-four percent (24%) of the total Ownership Interests and at such other times as Operator may deem it advisable but no less frequently than once per calendar quarter. Operator shall advise all Owners in writing or by a telegram at least ten (10) days in advance of the meeting, or such lesser time as may be agreed by such Owner of the time and place of the meeting and of the matters affecting Operations under this Agreement to be considered at the meeting. Non-attending Owners may vote on such matters or matters by

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proxy or by mail or wire addressed to Operator provided such proxy or vote is received prior to the time of the meeting. However, when any matter requiring action by the parties arises under such urgent circumstances as to convince Operator that the delays incident to a formally called meeting might be prejudicial to the welfare of operations hereunder or when any question arises for determination by the parties, that in the opinion of Operator, may be disposed of by letter, telegram or telephone, Operator is authorized to poll all of the Owners by letter, telegram or telephone and thereby secure the vote of each party; provided, however, Operator shall, as soon thereafter as is practicable, report in writing to each Owner the results of any such poll. A written record shall be made by Operator of the results of all polls taken at the Owners' meetings, and a report of each poll (ordinarily in the form of minutes of the meetings) shall be made by Operator as soon as practicable after the poll is taken.

        4.2 Vote Required. Except as otherwise stated herein, action on any matter requiring the approval of Owners shall require the affirmative vote of at least three (3) Owners and having among them at least fifty-one percent (51%) of the total Ownership.

        4.3 Matters Requiring Approval by Vote. Unless otherwise specifically provided herein, whenever in this Agreement the approval or agreement of the Owners is required or reference is made thereto, such agreement or approval shall mean the agreement or approval obtained in accordance with the provisions of this Article IV. Specific matters with respect to which Operator shall obtain the approval of the Owners, as above provided, are:

        (a) Any proposed item of Capital Expenditure which in itself is in excess of $75,000.00 and was not included in the budget for the year in which it is proposed to be incurred.

        (b) Any proposed disposition by Operator of surplus materials and equipment jointly owned hereunder having a fair market value in excess of $25,000.00; provided, however, the foregoing provision shall not apply to normal accumulation of junk or scrap material.

        (c) Expenditures for professional services other than legal services which are expected to exceed a total of $100,000.00 in any calendar year.

        (d)  The appointment of a successor Operator.

        (e)  Approval of the proposed budgets contemplated by Section 3.2(j) and
(k).

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        4.4  Emergency Action by Operator. Notwithstanding the foregoing provisions of this Article IV, it is particularly provided that in the case of explosion, fire, flood or other sudden emergency, the prior approval of the Owners shall not be a prerequisite to Operator's taking such steps and incurring such expenses as, in its opinion, are necessary to deal with the emergency and to safeguard life and property if, in its opinion, the securing of such prior approval would tend to jeopardize the interests of the Owners; provided that Operator shall, as promptly as possible, report the emergency to the Owners.

        4.5 Designation of Representative. For convenience, each Owner shall designate to Operator in writing a representative and if such Owner so desires, an alternate to whom matters requiring action on the part of the parties may be addressed and who shall act as the representative of each such party in all matters with respect to operations hereunder. The parties shall be free to change, by written notice to Operator, such designation of a representative or alternate, if any, at any time and from time to time.

                                  ARTICLE V.
                           FRACTIONATION AGREEMENTS

        5.1 Existing Fractionation Agreements. The parties hereto agree that all valid, enforceable and existing fractionation agreements, as well as those Fractionation Agreements which have been fully negotiated but lack complete execution between Enterprise and related or unrelated third parties, shall become a part of this agreement and that the owners shall receive an interest in all such agreements commensurate with the Ownership Interests. Prior to the execution of this Agreement, Enterprise shall furnish the Owners with copies of each such agreement, and each such agreement shall be listed on Exhibit "G" attached hereto which agreements shall be deemed to be accepted by the Owners to the extent of the Owners respective interest in agreements.

        5.2 Operator's Authority to Enter into Fractionation Agreements. Operator, acting on behalf of the Owners is authorized, subject to the terms and provisions of this Article V, to enter into Fractionation Agreements substantially in the form attached hereto as Exhibit "B" with the Owners, their Affiliates, and unrelated third parties for the fractionation of Raw Make for a fee; provided, however, that any such agreement entered into by Operator pursuant to this Article V shall have incorporated therein, attached thereto, and made a part of said agreement for all purposes, the specification for Products as set forth in Exhibit "E" hereto and, provided further that any Fractionation agreement which requires the approval of Owners shall not be effective until it has been ratified by all Owners.

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Fractionation Agreements which do not require approval of Owners shall be submitted to Owners for ratification within a reasonable time after execution of such agreements.

        5.3 Limitations on Operator's Authority. Notwithstanding anything contained herein to the contrary, Operator may not enter into Fractionation Agreements without the approval of the Owners, except as follows:

        (a)  Operator may enter into Fractionation Agreements with a term of one
(1) year or less, inclusive of options to extend, if such agreements are for the primary purpose of utilizing idle fractionating capacity in spot situations for the mutual benefit of the Owners.

        (b) Operator may enter into Fractionation Agreements with a term of more than one (1) year, but not more than three (3) years, without prior approval of the Owners, provided such agreements do not result in a decrease in any Owner's share of revenue per gallon fractionated or an increase in any Owner's share of the Facilities' direct operating cost per gallon fractionated. The provisions of this Paragraph 5.3(b) shall not apply to agreements including financing arrangements entered into (i) as a result of the purchase of an additional 12.5% ownership interest by El Paso or (ii) prior to or on even date of execution of this Agreement as a result of the purchase of Ownership Interests.

        (c) Operator may not now or at any time in the future fractionate Raw Make for itself or its Affiliates on more favorable terms than those contained in the Fractionation Agreements between Operator and other Owners.

        (d) Notwithstanding any other provisions contained herein to the contrary, Operator shall not enter into any Fractionation Agreements that would reduce the Owner's relative financial position in the Facilities' operations or involve a substantial change in the form of the Fractionation Agreement without the Owners' prior approval.

        5.4 Commitment of Natural Gas Liquids Mixtures. Each Owner hereby commits for fractionation in the Facilities during the term of this Agreement, all owned and/or controlled natural gas liquid mixtures up to a maximum volume equal to each such Owner's proportionate Ownership Interest in the Facilities on June 3, 1985, as increased by the Expansion and Energy Conservation Project (the throughput capacity estimated to be 130,000 Barrels/Day) if such natural gas liquid mixtures are transported: (i) to within a fifty (50) mile radius of Mont Belvieu and are not otherwise legally obligated to fractionation at other facilities prior to January 1, 1985, and (ii) through pipelines which are connected to the Facilities. Each Owner agrees to execute fractionation agreements for the processing of same.

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        5.5  Ownership of Raw Make and Products. Title of the Raw Make and the
Products fractionated therefrom shall remain with the owners of such Raw Make and Products. Such Raw Make and the Products fractionated therefrom may be commingled with other Raw Make and Products in the Facilities.

        5.6 Additional Fractionation Capacity. In the event that the Facilities are operating or expected to operate at full capacity and the Operator shall desire to obtain additional fractionation capacity on an interim throughput basis, it is agreed that the Operator shall offer first to obtain such capacity from any Owner who has available fractionation capacity for lease in a fractionator in the Mont Belvieu area at industry competitive rates, including the costs of Product distribution required under contractual obligations prior to acquiring such space from a non-owner. If more than one Owner shall have available capacity for lease, the Operator shall have the option of entering into more than one lease, if feasible, or of taking the most competitive arrangement offered.

                                  ARTICLE VI.
                     PARTICIPATION IN CAPITAL EXPENDITURES
                            AND OPERATING EXPENSES

        6.1 Capital Expenditures. Subject to the limitations of Article III above, all Capital Expenditures, as defined and calculated in accordance with the provisions of Exhibit "A" hereto made in connection with the Facilities, shall be paid for by Operator and charged to the account of Owners. Each owner shall be charged its proportionate part of such expenditures, except as provided in Section 2.2(c), measured by its Ownership Interest in the Facilities on the date such expenditures are made and each Owner shall pay its proportionate share of such expenditures in accordance with Article VII hereof.

        6.2 Casualty Losses. Expenditures, costs, or expenses due to storm damage and other casualty losses had in connection with the Facilities and not covered by insurance carried for the joint account, shall be paid by the Operator and charged to the account of the Owners as hereinafter provided. Each Owner shall pay its proportionate part of such casualty losses on the following basis:

                (a) Expenditures, costs, or expenses due to storm damage and other casualty losses amounting to $25,000 or more for any single occurrence shall be paid by Operator and charged to the Owners as a Capital Expenditure.

                (b) Expenditures, costs, and expenses due to storm damage and other casualty losses amounting to a

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         total of less than $25,000 for each loss shall be charged to Operating
         Expenses.

     6.3 Operating Expenses. Subject to the limitations of Section 3.2(e) above, each Owner shall be charged its proportionate part of Operating Expenses for each month in accordance with such Owner's Ownership Interest.

                                 ARTICLE VII.
                     CASH SETTLEMENTS: PAYMENT OF CAPITAL
                      EXPENDITURES AND OPERATING EXPENSES

     7.1 Cash Settlements. Revenues retained in cash and maintained in separate bank accounts as specified in Section 3.2(e) hereof, by Operator shall be remitted twice monthly and simultaneously to each Owner in proportion to its Ownership Interest. Distributions shall be of revenues for the preceding month, subject, however, to the provisions of Section 7.4 hereof.

     7.2 Making of Payments. Each Owner shall bear the burden of, and shall reimburse, Operator for its proportionate share of Capital Expenditures and Operating Expenses, said payments to be made to Operator at the address set forth in Article XVIII hereof or to such other office as Operator may direct by written notice to all Owners.

     7.3 Monthly Billing. Operator shall bill the Owners monthly and simultaneously for their proportionate part of Capital Expenditures and Operating Expenses incurred by Operator during the previous month, in accordance with the Accounting Procedure.

     7.4 Unpaid Indebtedness. Should any Owner fail or refuse to make any payment to Operator at the time and in the manner provided for herein, the indebtedness shall bear interest at the maximum rate permitted under the applicable laws of the State of Texas, from the date due until paid, and Operator shall have the right at its option thereafter, if such default continues, for thirty (30) days, and without prejudice to any other rights Operator may have under law, to recover the sums owing, by substituting itself for such Owner and taking the share of any revenues due such Owner from Operation of the Facilities until the indebtedness with interest is paid in full.

     The provisions set forth in this Section shall not apply to the non-payment of sums which are the subject of a legitimate dispute between Operator and an Owner provided, however, should Operator prevail regarding the dispute, the Owner shall pay Operator interest at the rate set forth herein on the sums that

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were the subject of the legitimate dispute from the date such sums were due until paid.

     7.5. Advance Billing. Operator, at its election, may require Owners to advance their respective proportions of all costs and expenditures hereunder based on the budgets contemplated in Section 3.2 hereof according to the following conditions: On or before the fifteenth (15th) day of each calendar month, Operator may submit an estimate of such Capital Expenditures, expenditures, costs and expenses due to casualty losses, and Operating Expenses to be paid for the succeeding calendar month to the Owners, with the request for the payment by each Owner of its proportionate share thereof. By the first (1st) day of each succeeding month, each of the Owners shall pay to the Operator such Owner's proportionate share of such costs. Should any Owner fail or refuse to pay its proportionate share of such estimated costs, the same shall bear interest at the same rate specified in Paragraph 7.4 from the date same become payable as above provided until paid. Should any Owner or Owners fail to pay its or their proportionate share of such advance estimated costs by the date provided, Operator shall have the right at its option at any time thereafter, such default continuing for thirty days after the due date, to exercise any of the privileges made available to it under the provisions of this Article VII. Adjustments between estimated and actual costs shall be made by Operator at the close of each calendar month and the accounts of the Owners adjusted accordingly.

                                 ARTICLE VIII.
                                     TAXES

     8.1 Responsibility for Taxes on Raw Make and Products. Each Owner shall pay or be responsible for the payment of all production, gathering, severance, transportation, sales or other taxes levied by the State, Federal government, or any other taxing authority upon or with reference to the production, transportation, sale or other disposition, use or storage of Raw Make processed in the Facilities for the account of such Owner, or Products attributable to such Raw Make, and Operator shall have no responsibility in connection therewith.

     8.2 Ad Valorem Taxes. Operator shall make and file all necessary ad valorem tax renditions and returns with the proper taxing authorities covering all property used in the Facilities and inventory located at the Facilities. All such ad valorem taxes for property used in the Facilities shall be regarded as Operating Expenses and each Owner shall be billed for its proportionate share on the basis of Ownership Interests. All ad valorem taxes with respect to Raw Make and Products inventory shall be paid according to Section 8.1 hereof.

     8.3 Disputed Taxes. If any tax assessment is considered unreasonable by Operator or by any Owner, Operator may, at its discretion, and shall, if so advised by any Owner, protest such valuation within the time and manner prescribed by law, and prosecute the protest to a final determination. Operator shall advise each Owner of such protest. When any such protested valuation shall have been finally determined, Operator shall pay the assessment, together with interest and penalty accrued, if any, and each Owner shall be billed for its proportionate share on the basis of its Ownership interest.

                                  ARTICLE IX.
                                   INSURANCE

     9.1 Insurance Provided by Operator. Operator shall obtain the following coverage for protection of the Ownership Interests and shall charge premiums therefor to the Joint Account:

     (a) Workers' Compensation Insurance for all of Operator's employees in compliance with the applicable state and federal statutes and Employer's Liability Insurance coverage with limits of $500,000 as to any one person per occurrence.

     (b) Comprehensive General Liability Insurance with limits of $500,000 as to any one person and $1,000,000 as to any one accident, and Property Damage Liability in the amount of $1,000,000.

     (c) Automobile Public Liability Insurance with limits of $500,000 for any one person injured in a single accident and $1,000,000 for more than one person injured in a single accident; and Property Damage Insurance with limits of $500,000 for any one accident.

     Operator will furnish Non-Operators a Certificate of Insurance showing the coverage obtained. If a Non-Operator obtains insurance for its interest at its expense, a Certificate of Insurance indicating such coverage shall be furnished to Operator.

     9.2 Physical Losses to the Facilities. Operator shall not carry or arrange for physical damage insurance on the Facilities for the benefit of the Owners, it being understood that each Owner will protect its own interest in the Facilities and assume its portion of any loss that occurs. Therefore, the account of the respective Owners shall be charged for their proportionate part of all expenditures incurred as a result of fire, flood, hurricane, windstorm, tornado, explosion, vandalism, malicious mischief or other casualties involving the Facilities for which insurance is not required hereunder. Operator shall, however, promptly notify Owners in writing of all losses involving damage to Facilities in excess of $50,000.

     9.3 Notification and Settlement of Losses and Claims. Operator shall promptly notify the Owners in writing of all accidents, claims and losses arising out of the operations of, or in connection with, the Facilities which are not covered by insurance carried for the benefit of the Joint Account. Operator is authorized to settle any such uninsured claim or suit for which the Joint Account will be charged an amount of $50,000.00 or less. On all such claims involving an amount in excess of $50,000.00, no final settlement of any uninsured claims shall be made on behalf of any Owner without the written consent of such Owners, provided, however, failure of any party to give written consent shall not prevent final settlement on behalf of those Owners having given written consent. The Owners or their representatives shall be entitled to participate in the investigation, defense and settlement of all such losses and claims.

     9.4 Uninsured Third Party Liability. Liability, except that covered by insurance, against any of the Owners for damages to property of third persons or injury to or death of third persons arising out of Operation of the Facilities, including expenses incurred defending claims or actions asserting liability of this character, shall be borne severally and not jointly by the parties hereto in the proportions as set forth in Article VI hereof. If such liability is due to the negligence of one Owner, then said Owner shall be solely responsible for such liability and shall hold the other Owners harmless from any costs, expenses, settlements or judgments arising therefrom. Any Owner individually may acquire at its own cost such additional insurance as it desires to protect itself against any liability not covered by the insurance required to be carried for the protection of its Ownership Interest. Subject to the provisions of
Section 7.5, it is agreed that no Owner shall have any liability to the Joint Account or to other Owners for claims or losses arising out of Operations conducted by Operator except to the extent of such Owner's Ownership Interest in the Facilities.

     9.5 Limitation of Operator's Liability. Each Owner other than Operator hereby specifically agrees as to its Ownership Interest in the Facilities, that Operator shall not be liable for, and releases Operator from and agrees to indemnify Operator against all claims for loss by or damage to such Owner arising out of, in connection with or as an incident to any act or omission of Operator, its agents, or employees, in operating or maintaining the Facilities. This indemnity shall not apply to negligent acts or willful misconduct of Operator. For purposes of this clause, Operator shall not have committed negligent acts so long as Operator acts in accordance with industry standards of what a prudent operator would do under similar circumstances. This indemnity shall not apply to losses or damage which is covered by insurance that the Operator is required by this Agreement to obtain for the benefit of all Owners. This release shall not apply to Operator's pro rata share of costs and expenses as an Owner as otherwise provided in this Agreement.

                                  ARTICLE X.
                            RELATIONSHIP OF PARTIES

     10.1 It is agreed and understood that the parties hereto do not intend to create a partnership or association. The duties, obligations, and liabilities of the Owners are intended to be separate and not joint or collective and nothing contained in this Agreement or in any agreement made pursuant hereto shall ever be construed to create a partnership or association or to impose a partnership duty, obligation, or liability with respect to the Owners. The parties hereby agree not to elect to be excluded from the application of all or any part of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1954 as amended (hereinafter referred to as "The Code") or similar provisions of any applicable state laws. The parties recognize that they are a partnership for income tax purposes only and agree that they shall be treated as a partnership for income tax purposes only. The parties further agree that the partnership for tax purposes shall file an election under Section 754 of the Code. Operator shall file all the partnership returns, statements and data required by applicable Federal and state tax laws and regulations and Owners agree to execute such documents and furnish such other evidence as may be required by Federal and state tax laws and regulations and further agree not to take any action inconsistent with this provision. A copy of all returns shall be furnished to the Owners at least fourteen (14) days prior to the date of filing. Any required or specified partnership elections hereunder shall be made on such returns. Allocations of gains and losses and of costs, expenses, and tax credits for income tax purposes, as well as any elections or tax accounting procedures expressly provided for shall be in accordance with this Agreement and Exhibit "H" attached hereto which details the tax partnership provisions.

     10.2 Marketing. Each party hereto shall be responsible for marketing or otherwise disposing of the Products credited to its ownership and shall, as to its own activities and to the extent required by applicable laws, ordinances, rules, regulations, or orders of governmental authorities with jurisdiction, assume and be responsible to the proper governmental units for reporting and making payment of all Federal, state and local taxes, excises, charges, inspection and other fees now or hereafter imposed in connection with the possession, transportation or marketing of such Products and shall comply with all licensing and bonding requirements, if any.

                                  ARTICLE XI.
                         PROHIBITION AGAINST PARTITION

     11.1 Partition Prohibited. Each Owner covenants with and represents and warrants to each of the other Owners that, during the entire term of this Agreement, neither it nor its successors or assigns will attempt or purport to make any partition whatever of the Facilities, in whole or in part, or any interest therein, or any other assets, whether now owned or hereafter acquired, and waives all rights of partition provided by statute or in equity, including partition in kind or partition by sale.

                                 ARTICLE XII.
                        TRANSFER OF OWNERSHIP INTEREST

     12.1 When Transfer of Ownership Interest Permitted. Subject to the provisions of Section 12.5 and 22.1 hereof, an Owner shall have the right to sell, transfer, assign, or otherwise convey all or any portion of its Ownership Interest, either in favor of another Owner or a third party.

     12.2 When Transfer Effective. (a) No sale, transfer or assignment of Ownership Interest authorized by Section 12.1 shall be effective hereunder until
(i) a duly executed counterpart original or certified copy of the recorded instrument or instruments evidencing such change in Ownership Interest has been delivered to Operator, together with a like counterpart original of an instrument acceptable in form to Operator wherein the assignee adopts and ratifies this Agreement for all purposes as an Owner, and (ii) the assignee enters into an agreement with Operator to put through the Facilities a volume of Raw Make per day at least equal to the volume set forth opposite the name of the Selling Owner on Schedule C hereto.

     (b) Any such transfer or assignment shall be made effective as of the first day of a calendar month, or if not so effective, the instrument or instruments shall be considered effective, for all purposes hereof, as of the first day of the calendar month next following the date of such instrument or instruments. Upon receipt of said instruments, Operator shall promptly adjust its accounting records to recognize the change in ownership and shall notify all Owners thereof, but Operator shall not be responsible for effecting between the parties the transfer of any retroactive adjustment in monies arising from any accounting by Operator prior to the adjustment of its accounting records.

     12.3 Limitation on Mortgage of Interest in Facilities. Any mortgage granted by an Owner shall be effective as to Operator and other Owners who are not parties to the mortgage only if the mortgage is expressly made subject to the provisions of this Agreement, and any sale or transfer of the interest of the mortgagor in the event of foreclosure may be effected only pursuant to the provisions hereof.

     12.4 Transferee of Interest Bound. All such authorized sales, transfers, assignments or conveyances of an Ownership Interest, whether expressly so stated or not, shall operate to impose upon the party or parties acquiring such Ownership Interest, its or their proportionate part of all costs and expenses and other obligations chargeable hereunder to such Ownership Interest and shall likewise operate to give and grant to the party or parties acquiring such Ownership Interest, its or their proportionate part of all benefits accruing hereunder. Any party or parties acquiring such Ownership Interest shall be required to accept all of the terms and conditions of this Agreement and shall ratify the Agreement in writing.

     12.5 Preferential Right to Purchase. Except as provided in Section 12.6 hereof, if any Owner should desire to sell, transfer or assign all or any part of its Ownership Interest, the other Owners shall have the prior and preferential right and option to purchase proportionately the interest to be sold by such Owner upon the same terms and conditions as the bona fide prospective purchaser or purchasers (collectively "Offeror") are offered by such Owner (the "Selling Owner"). Except as provided in Section 12.6 hereof, the terms and conditions upon which the Selling Owner desires to sell all or any part of its interest shall be reduced to writing and executed by the Selling Owner and the Offeror. The Selling Owner shall then deliver to each of the other Owners by certified mail or by hand delivery at least one executed counterpart of the agreement pertaining to the proposed purchase by the Offeror. The other Owners shall then have thirty (30) days from the date upon which all other Owners have received at least one counterpart of the agreement pertaining to the proposed purchase by the Offeror within which to advise the Selling Owner of their desire to purchase the interest. The failure by any Owner to notify the Selling Owner within such period of time of such Owner's intent to purchase its proportionate part of the interest offered for sale shall be deemed a rejection of such offer by such Owner. If any Owner should elect not to purchase its proportionate part of the interest offered for sale, the selling Owner shall notify each other Owner who has elected to purchase its proportionate part of the interest offered for sale, and each such other Owner shall then have ten
(10) days within which to elect to purchase all of the balance of the interest offered for sale which any other Owner has failed or fails to elect to purchase. Upon receipt by the Selling Owner of the last of the elections by the other Owners to purchase the interest offered for sale the Selling Owner and the Owners who have elected to acquire such interest shall be deemed to have entered into an agreement for the sale of interest offered for sale as of the date of receipt by the Selling Owner of the last of such elections and on the same terms and conditions as are offered to the Offeror except that all time periods shall run from the date of receipt by the Selling Owner of the last of such elections. In the event that less than all of the interest offered for sale by the Selling Owner is the subject of elections by the other Owners to acquire such interest (it being understood that the other Owners must elect to purchase all of such interest) or if the other Owners elect not to acquire such interest; then the Selling Owner may sell all of such interest to the Offeror upon the same terms and conditions set forth in the agreement executed by the Selling Owner and the Offeror and presented to the other Owners. In the event that the sale to the Offeror is not consummated within ninety (90) days from the date the aforesaid rights expire, then the other Owners shall again have a right of first refusal to acquire the interest being offered for sale, all on the terms and conditions set forth herein.

        12.6 Transfer Permitted. The prior and preferential right of the Owners to purchase the interest of any Owner desiring to sell or transfer all or any part of its Ownership Interest shall not apply to (a) a transfer occurring by reason of the merger or reorganization of any Owner, (b) a transfer by any Owner to any Affiliate or to all of its shareholders (c) a transfer in connection with a sale or other conveyance of all or substantially all of the assets of any corporate Owner, (d) a transfer of an interest (i) to Mont Belvieu Associates (a Texas general partnership) which is not more than fifty percent (50%) of the total Ownership Interests and which is made of even date, and (ii) by Mont Belvieu Associates of all or any part of its Ownership Interest to Tenneco or Enterprise, or (e) a transfer of an interest which (i) is not more than twelve and one-half percent (12.5%) of the total Ownership Interests, and (ii) is sold, transferred or assigned to El Paso on or before December 31, 1986.

                                 ARTICLE XIII.
                        LIQUIDATION OF THE FACILITIES

        13.1 Discontinuance of the Facilities Operations. If at any time the Owners of not less than seventy-five percent (75%) of the Ownership Interest in the Facilities so elect, then Operator shall shut down the operation of the Facilities and shall either sell the Facilities intact to the highest and best bidder or shall sell it in parts under a salvage operation, whichever appears to the Owners to be the most profitable, and shall distribute the proceeds to the Owners in accordance with the provisions of paragraph H of Exhibit "H" and in proportion to their Ownership Interests at that time provided that if any Owner or Owners hereto do not desire to close down the Facilities and desire to purchase the Facilities intact and take over the operation of it, they shall notify all other Owners in writing to that effect promptly and shall submit a cash bid for the value of the Facilities, and if said bid is acceptable to Owners, then the Facilities shall be sold intact to said purchasing Owner or Owners and they shall have the right thereafter to own and operate the Facilities, but if said bid is not acceptable to the other Owners, then Operator shall proceed to sell the Facilities in the manner provided above.


                                  ARTICLE XIV.
                          LAWS, RULES AND REGULATIONS

        14.1 Laws, Rules and Regulations. This Agreement and all Operations hereunder shall be subject to all valid and applicable federal, state and local laws, ordinances, rules, regulations and orders of duly constituted authorities having jurisdiction in the premises.

                                  ARTICLE XV.
                                 FORCE MAJEURE

        15.1 Inability to Perform. In the event of an Owner being rendered unable, wholly or in part, by force majeure, to carry out its obligations under this Agreement, other than to make payments of demands due hereunder, it is agreed that upon such Owner's giving notice and full particulars of such force majeure by telephone (confirmed in writing), telegraph or in writing to Operator (or if Operator is the Owner so affected, to the other Owners) as soon as possible after the occurrence of the cause relied upon, then the obligations of such Owner giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause so far as possible shall be remedied with all reasonable dispatch.

        15.2 Definition of "Force Majeure". The term "force majeure" as employed herein shall mean acts of God, acts, omissions to act or delays in action by any Federal, state or local government or any agency thereof, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrection, riots, epidemics, landslides, lightning, earthquakes, fire, storms, floods, washouts, arrests and restraint of government or people, civil disturbances, explosions, breakage or accident to machinery, equipment or lines of pipe, sudden partial or entire failure to secure feedstock, failure to obtain or inability to use materials and supplies due to governmental restrictions or regulations, compliance with valid rules, regulation, and orders of governmental authorities, and other causes of a like or different nature, whether herein enumerated or not, and not within the control of the Owner claiming such suspension, and which by the exercise of due diligence, such Owner is unable to overcome. No party to this Agreement shall be obligated or required to settle any labor difficulty, dispute, strike or lockout which it considers unreasonable in the discretion of such party.

                                 ARTICLE XVI.
                             EXCHANGE OF OWNERSHIP

        16.1 Exchange of Interests. Not earlier than March 6, 1987, and not later than September 6, 1987, Texaco and the other Owners shall rearrange their respective legal ownership interests in the Facilities, as shown on Exhibit "C", as amended from time to time, which were owned by Getty Oil Company and Enterprise as divided interests, under the Operating Agreement dated March 5, 1982, so that all of the Facilities shall be merged into an undivided unit and all of the Owners shall have an undivided legal interest in the Facilities in proportion to their respective Ownership Interests, as shown on Exhibit "C", as amended from time to time, as of the date of such exchange in a manner that the tax basis of each Owner will not change.

                                 ARTICLE XVII.
                                     TERM

        17.1 Term. Unless sooner terminated under the provisions of this Agreement, this Agreement shall remain in full force and effect of the useful operating life of the Facilities subject to provisions of Article XIII of this Agreement.

                                ARTICLE XVIII.
                                    NOTICES

        18.1 Address for Notices. Unless otherwise specified in this Agreement, all notices, statements, consents, communications or monies payable required or permitted to be given shall be forwarded in writing, delivered personally to the Owner or Owners to be notified, or, if mailed, to Owner or Owners postage prepaid, certified mail, return receipt requested, at the addresses set forth below:

             If to Operator:

             Enterprise Products Company
             P.O. Box 4324
             Houston, Texas  77210
             Attention: President

                If to the other Owners:

                Champlin Petroleum Company
                P.O. Box 7
                Fort Worth, Texas 76101
                Attention: Senior Vice President
                           Manufacturing and Marketing

                El Paso Hydrocarbons Company
                P. O. Box 3908
                Odessa, Texas  79760
                Attention: Vice President
                           Natural Gas Liquids

                Texaco Producing Inc.
                P. O. Box 3000
                Tulsa, Oklahoma  74102
                Attention: Manager Development & Joint Operations
                           Natural Gas Plants Division

Any Owner shall have the right from time to time at any time to change its respective address by notice to the Operator or, if Operator changes it address by written notice from it to the Non-Operators.

                                 ARTICLE XIX.
                                    WAIVERS

        19.1 Waivers. No waiver by any party hereto of any term, condition or obligation imposed by this Agreement shall be deemed a waiver of such term, condition or obligation in the future, nor shall a waiver by any party hereto of any breach of this Agreement be deemed a waiver of subsequent breaches of a similar or dissimilar nature.

                                  ARTICLE XX.
                          SEPARATE ACCOUNTS & MATTERS

        20.1 Separate Accounts. Except if required for Federal Income Tax purposes, each of the parties may handle as it deems appropriate, in its own corporate accounts, matters pertaining to depreciation of property (exclusive of that provided for in

Exhibit H), financing costs, and any special taxes or assessments resulting from ownership of the Facilities.

                                  ARTICLE XXI
                              GENERAL PROVISIONS

        21.1 Inspections and Audits. Each Owner shall at all reasonable times and at its own risk and expense have access to the Facilities and shall have the right to observe all Operations conducted thereon for the joint account.

        Each Owner shall have the right to audit Operator's books and all other records pertaining to any matter arising under this Agreement as set forth in paragraph 7A of the Accounting Procedure attached hereto as Exhibit A.

        21.2 Entirety. This Agreement embodies the entire contract between the Owners relative to the subject matter hereof. No variations, modifications, amendments or changes herein or hereof or of the Exhibits attached hereto shall be binding upon the Owners unless it is reduced to writing and executed by Owners having at least ninety percent (90%) of the Ownership Interests.

        21.3 Applicable Law. This Agreement shall be governed by the laws of the State of Texas and any questions arising hereunder shall be construed or determined according to such laws.

        21.4 Captions. The captions or headings in this Agreement are inserted for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

        21.5 Counterparts. This Agreement may be executed in one or more counterparts with each counterpart being treated as an executed original agreement as fully as if signed by all parties who execute counterparts hereof.

        21.6 Exhibits.  Exhibits "A", "B", "C", "D", "E", "F", "G", and "H"
referred to herein, as the same may be amended from time to time are by this reference incorporated herein for all purposes.

                                 ARTICLE XXII.
                                TAX PARTNERSHIP

        22.1 Tax Partnership. No party shall take any action under this Agreement which would jeopardize the Tax Partnership set forth in Exhibit "H" attached hereto.

        IN WITNESS WHEREOF, the parties have caused the execution of this Agreement on the day and year first above written.

                                                OPERATOR:

ATTEST:                                         ENTERPRISE PRODUCTS COMPANY

/s/ MICHAEL R. JOHNSON                          By: CHARLES J. KEITH

                                                NON-OPERATORS:

                                                TEXACO PRODUCING INC.

                                                By: /s/ J.R. McKINLEY
                                                    ---------------------------
                                                    Name: J.R. McKinley
                                                    Title: Attorney-in-Fact

ATTEST:                                         EL PASO HYDROCARBONS COMPANY

/s/ NAME ILLEGIBLE                              By: /s/ B.B. BOLIN
                                                    ----------------------------
                                                    Name: B.B. Bolin
                                                    Title: Vice President


ATTEST:                                         CHAMPLIN PETROLEUM COMPANY

/s/ H.G. POE                                        By: /s/ GERALD J. CARTER
                                                    ----------------------------
                                                    Name: Gerald J. Carter
                                                    Title: Vice President

                                  EXHIBIT "A"

        Attached to and made a part of the Operating Agreement of the Mont Belvieu Fractionation Facilities, Chambers County, Texas, dated effective January 1, 1985

                             ACCOUNTING PROCEDURE
                               JOINT OPERATIONS

                             I. GENERAL PROVISIONS

 1.  Definitions

     "Joint Property" shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached.

     "Joint Operations" shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.

     "Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shares by parties.

     "Operator" shall mean the party designated to conduct the Joint Operations.

     "Non-Operators" shall mean the parties to this agreement other than the Operator.

     "Parties" shall mean Operator and Non-Operators.

     "First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

     "Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property. Includes Technicians conducting plant performance tests.

     "Business Expenses" shall mean travel and other reasonable reimbursement expenses of Operator's employees.

     "Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.

     "Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies of North America.

 2.  Conflict with Agreement

     In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement, the provisions of the Agreement shall control.

 3.  Collective Action by Non-Operators

     Where an agreement or other action of Non-Operators is expressly required under this Accounting Procedures and if the Agreement contains no contrary provisions in regard thereto, the agreement or action of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

 4.  Statement and Billings

     Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such invoices shall be due and payable by Non-Operator within fifteen (15) days of receipt. Each invoice will be accompanied by a statement of all charges and credits to the Facilities' joint account, summarized by appropriate classifications indicative of the nature thereof, except that items of material classified as controllable in the Council of Petroleum Accountants Society of North America (COPAS) Bulletin No. 6 (1967 Classification Manual) or latest revision thereof, and unusual charges and credits shall be detailed.

 5.  Advances and Payments by Non-Operators

     Unless otherwise provided for in the Agreement, the Operator may require the Non-Operators to advance their share of estimated cash outlay for the succeeding month's operation. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

     Each Non-Operator shall pay its proportion of all bills within fifteen (15) days after receipt or by the first day of the month for which the advance is required, whichever is later. If payment is not made within such time, the unpaid balance shall bear interest monthly the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts.

 6.  Adjustments

     Payment of any monthly bills shall not prejudice the right of any Non-Operators to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

 7.  Audits

     Non-Operators, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four
     (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 6 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators' audit cost incurred under this paragraph unless agreed to by Operator. The Operator shall reply in writing to an Audit Report within 180 days after receipt of such audit.

                              II. DIRECT CHARGES

Subject to the limitations hereinafter prescribed, Operator shall charge the Joint Account with the following items:

 1.  Rentals and Royalties

     Lease rentals and royalties paid by Operator for the Joint Operations, including rights-of-way purchased by Operator for the Joint Operations.

 2.  Labor

     A. (1) Salaries and wages of Operator's field employees directly employed on the Joint Property in the conduct of Joint Operations.

                (2) Allocated costs of Operator's Mont Belvieu facilities'
                    offices, services facilities, and on-site personnel.

                (3) Salaries and wages of Technical Employees directly employed on the Joint Property if such charges are excluded from Overhead rates.


        B. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 2A of this Section II. Such costs under this Paragraph 2B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 2A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's actual cost experience.

        C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under Paragraphs 2A and 2B of this
            Section II.

        D. Business Expenses in conducting joint venture business of those employees whose salaries and wages are chargeable to the Joint Account under Paragraph 2A of this Section II.

3.  Employee Benefits

    Operator's current costs of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost; provided, however, the total of such charges shall not exceed twenty-six percent (26%) of Operator's labor costs chargeable to the Joint Account under Paragraph 2A and 2B of this Section II or the percentage of labor costs most recently recommended by the Council of Petroleum Accountants Societies of North America.

4.  Material

    Material purchased or furnished by Operator on the Joint Property as provided under Section IV. So far as it is reasonably practical and consistent with efficient and economical operation of the Facilities, only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use. The accumulation of surplus stocks shall be avoided.

 5.  Transportation

     Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

     A. If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store, or railway receiving point where like material is normally available, except by Agreement with the Non-Operators.

     B. If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store, or railway receiving point except by agreement with the Non-Operators. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, except by agreement with the Non-Operators.

     C. In the application of Subparagraphs A and B above, there shall be no equalization of actual gross trucking cost of $400 or less excluding accessorial charges.

 6.  Services

     The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 9 of Section II and Paragraph 1.11 of Section III. The cost of professional consultant service and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the Overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless approved by the Non-Operators.

 7.  Utilities

     Operator shall charge the Joint Account for amounts expended for power, fuel, and other utilities and communication services incurred in connection with Joint Operations.

 8.  Equipment and Facilities Furnished by Operator

     A. Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation, and interest on investment less accumulated depreciation not to exceed eight percent (8%) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area within which the Joint Property is located less 20%. Rates for automotive equipment shall generally be in line with the schedule of rates adopted by the Petroleum Motor Transport Association, or some other recognized organization, as recommended uniform charges against Joint Property operations. Rates for laboratory services shall not exceed those currently prevailing if performed by outside service laboratories. Rates for trucks, tractors and well service units may include wages and expenses of operator.

        B. Whenever requested, Operator shall inform Non-Operators in advance of the rates it proposes to charge.

        C. Rates shall be revised and adjusted from time to time when found to be either excessive or insufficient.

9.  Damages and Losses to Joint Property

    All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operators written notice of damages or losses incurred as soon as practicable after a report has been received by Operator.

10. Legal Expense

    All cost and expenses of handling, investigating and settling litigation or claims arising by reason of the Joint Operations or necessary to protect or recover the Joint Property, including, but not limited to, attorneys' fees, court costs, cost of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation or claims; provided (a) no charge shall be made for the services of Operator's legal staff or other regularly employed personnel (such services being considered to be Administrative Overhead under Section III), except by agreement with Non-Operators, and (b) no charges shall be made for the fee and expenses of outside attorneys in excess of Ten Thousand Dollars ($10,000.00) for any one claim occurrence or suit unless the employment of such attorneys is agreed to by Operator and Non-Operators.

11.  Taxes

     All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties.

12.  Insurance Premiums

     Premium paid for insurance required to be carried on the Joint Property for the protection of the Owners.

13.  Miscellaneous Office Expenses

     Cost of office space rental, blue prints, photostats, stationery, supplies, etc., required for the Facilities shall also be a proper charge to the Joint Account.

14.  Other Expenditures

     Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III, and which is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

                             III. INDIRECT CHARGES

 1.  Overhead - Facilities Operations

     As compensation for administrative and supervisory expenses, office services and warehousing costs, Operator shall charge the Joint Account Fifteen percent (15%) of the cost of operating the Joint Property, exclusive of costs of rentals, royalties, or rights-of-way, legal settlements, all salvage credits, all taxes and assessments which are levied, assessed and paid upon the Joint Property, and fuel costs charged to the Joint Account under Section II, Paragraph 7 of this Joint Accounting. Unless otherwise agreed to by the parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except salaries and wages of the Operator's Facilities' employees directly employed on the Joint Property in the conduct of Joint Operations, allocated costs of Operator's Mont Belvieu facilities offices, service facilities, and on-site personnel, and salaries and wages of Technical employees directly employed on the Joint Property if such charges are excluded from the Overhead rates. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the Overhead rates provided for in this paragraph unless such cost and expense are agreed to by the parties as a direct charge to the Joint Account.

2. Overhead - Major Construction

   To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for Overhead based on the following rates for any Major Construction project:

   A. 10% of total costs up to $25,000.00; plus

   B. 2% of total costs in excess of $25,000.00 but less than $250,000.00; plus

   C. 1% of total costs in excess of $250,000.00.

   Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately.

3. Amendment of Rates

   The above Overhead rates may be amended from time to time by agreement between Operator and Non-Operators if, in practice, the rates are found to be insufficient or excessive.

                     IV. BASIS OF CHARGES TO JOINT ACCOUNT

   Subject to the further provisions of this Section IV, Operator shall procure all Materials and services for the Joint Property. At the Operator's option, a Non-Operator may supply Material or services for the Joint Property.

1. Purchases

   Material purchased shall be charged at the price paid by the Operator after deduction of all discounts received.

2. Materials furnished Non-Operators from Operators Warehouse or Other
   Properties

   A. New Material (Condition "A")

      (1) Tubular goods shall be priced on a minimum carload basis effective at date of movement and
         f.o.b. railway receiving point nearest the Joint Property regardless of quantity. In equalized hauling charges, Operator is permitted to include fifteen cents (15 c) per hundred-weight on all tubular goods furnished from his stocks in lieu of loading and unloading costs sustained.

     (2) Other Material shall be priced at the current replacement cost of the same kind of Material, effective at date of movement and f.o.b. the supply store or railway receiving point nearest the Joint Property where Material of the same kind is available.

B. Used Material (Condition "B" and "C")

     (1) Material in sound and serviceable condition and suitable for reuse without reconditioning, shall be classified as Condition "B" and priced at seventy-five percent (75%) of the current price of new Material.

     (2) Material which cannot be classified as Condition "B" but which,

         (a) After reconditioning will be further serviceable for original function as good secondhand Material (Condition "B"), or

         (b) Is serviceable for original function but substantially not suitable for reconditioning, shall be classified as Condition "C" and priced at fifty percent (50%) of current new price.

     (3) Obsolete Material or Material which cannot be classified as Condition "B" or Condition "C" shall be priced at a value commensurate with its use. Material no longer suitable for its original purpose but usable for some other purpose, shall be priced on a basis comparable with that of items normally used for such other purpose.

     (4) Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3. Premium Prices

   Whenever Material is not readily obtainable at prices specified in Paragraph 1 and 2 of this Section IV or because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in procuring such Material, in making it suitable for use, and in moving it to the Joint Property; provided, that notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4. Warranty of Material Furnished by Operator

   Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

                             DISPOSAL OF MATERIAL

   The Operator may purchase, but shall be under no obligation to purchase, the interest of Non-Operators in surplus Condition "A" or "B" Material. The disposition of surplus Controllable Material, not purchased by Operator, shall be subject to agreement between Operator and Non-Operators, provided Operator shall dispose of normal accumulations of junk and scrap Material either by transfer or sale from the Joint Property.

1. Material Purchased by the Operator or Non-Operators

   Material purchased by either the Operator or Non-Operators shall be credited by the Operator to the Joint Account for the month in which the Material is removed by the purchaser.

2. Division in Kind

   Division of Material in kind, if made between Operator and Non-Operators, shall be in proportion to the respective interests in such Material. The Parties will thereupon be charged individually with the value of the Material received or receivable. Proper credits shall be made by the Operator in the monthly statement of operations.

3. Sales to Outsiders

   Sales to outsiders of Material from the Joint Property shall be credited by Operator to the Joint Account at the net amount collected by Operator from vendee. Any claim by vendee related to such sale shall be charged back to the Joint Account if and when paid by Operator.

                   VI. BASIS OF PRICING MATERIAL TRANSFERRED
                              FROM JOINT ACCOUNT

   Material purchased by either Operator or Non-Operators or divided in kind, unless otherwise agreed to between Operator and Non-Operators shall be priced on the following basis:

1. New Price Defined

   New Price as used in this Section VI shall be price specified for New Material in Section IV.

2. New Material

   New Material (Condition "A"), being new Material procured for the Joint Property but never used, at one hundred percent (100%) of current new price (plus sales tax, if any).

3. Good Used Material

   Good Used Material (Condition "B"), being used Material in sound and serviceable condition, suitable for reuse without reconditioning:

   A. At seventy-five percent (75%) of current new price if Material was charged to Joint Account as new, or

   B. At sixty-five percent (65%) of current new price if Material was originally charged to the Joint Account as secondhand at seventy-five percent (75%) of new price.

4. Other Used Material

   Used Material (Condition "C"), at fifty percent (50%) of current new price, being used Material which:

   A. Is not in sound and serviceable condition but suitable for reuse after reconditioning, or

   B. Is serviceable for original function but not suitable for reconditioning.

5. Bad-Order Material

   Material (Condition "D"), no longer suitable for its original purpose without excessive repair cost but usable for some other purpose at a price comparable with that of items normally used, for such other purposes.

6. Junk Material

   Junk Material (Condition "E"), being obsolete and scrap Material, at prevailing prices.

7. Temporarily Used Material

   When the use of Material is temporary and its service to the Joint Property does not justify for reduction in price as provided for in Paragraph 3B of this Section VI, such Material shall be priced on a basis that will leave a net charge to the Joint Account consistent with the value of the service rendered.

                               VII. INVENTORIES

   The Operator shall maintain detailed records of Controllable Material.

1. Periodic Inventories, Notice and Representation

   At reasonable intervals, Inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2. Reconciliation and Adjustment of Inventories

   Reconciliation of inventory with charges to the Joint Account shall be made, and a list of overages and shortages shall be furnished to the Non-Operators within six months following the taking of the inventory. Inventory adjustments shall be made by Operator with the Joint Account for overages and shortages, but Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3.  Special Inventories

    Special Inventories may be taken whenever there is any sale change of interest, or change of Operator in the Joint Property. It shall be the duty of the Owner selling to notify all other Owners as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all parties shall be governed by the inventory.

4.  Expense of Conducting Inventories

    a. The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

    b. The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Account.